Exhibit 5.1

DLA Piper LLP (US) 701 Fifth Avenue, Suite 6900 Seattle, Washington 98104-704 www.dlapiper.com T 206.839.4800 F 206.839.4801

January 23, 2025

lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7

Re: lululemon athletica inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to lululemon athletica inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), relating to the registration of 5,115,961 shares of the Company’s common stock, par value $0.005 per share, which shares (the “Company Shares”) may be issued from time to time in accordance with Rule 415 under the Act upon the exchange, redemption or purchase of the exchangeable shares (the “Exchangeable Shares”) of Lulu Canadian Holding, Inc. (“Lulu Canada”), or upon the liquidation, dissolution or winding up of Lulu Canada, described in the Registration Statement.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, or any prospectus filed in accordance with Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the issuance of the Company Shares upon the exchange, redemption or purchase of the Exchangeable Shares.

In connection with this opinion we have examined and relied upon (1) the Registration Statement; (2) the Company’s certificate of incorporation and bylaws, each as currently in effect; (3) certain resolutions adopted by the board of directors of the Company relating to the registration and issuance of the Company Shares; (4) the Agreement and Plan of Reorganization, dated April 26, 2007, between parties named therein (the “Reorganization Agreement”), the Exchange Trust Agreement, dated July 26, 2007, between the Company, Lulu Canada and Computershare Trust Company of Canada (the “Trust Agreement”), the Exchangeable Share Support Agreement, dated July 26, 2007, between the Company, Lululemon Callco ULC and Lulu Canada (the “Support Agreement”), the Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares, dated July 26, 2007, between the parties named therein (the “Declaration of Trust”), the Amended and Restated Arrangement Agreement, dated June 18, 2007, between the parties named therein (the “Arrangement Agreement”), and the Plan of Arrangement and Exchangeable Share Provisions, dated June 18, 2007, between the parties named therein (the “Plan of Arrangement,” and together with the Reorganization Agreement, the Trust Agreement, the Support Agreement, the Declaration of Trust, and the Arrangement Agreement, collectively, the “Exchangeable Shares Documents”), each as included as an exhibit to the Registration Statement; and (5) such other instruments, documents and records that we have deemed relevant and necessary or appropriate for the basis of our opinion hereinafter expressed. In such examination, we have assumed (A) the authenticity of original documents and the genuineness of all signatures, (B) the conformity to the originals of all documents submitted to us as copies, (C) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, and (D) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We are opining herein as to the effect on the subject transactions only of the corporate laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Company Shares have been duly authorized and, when issued in accordance with the Exchangeable Shares Documents, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and further consent to the use of our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not believe we are “experts” within the meaning of such term as used in the Act, or the rules promulgated thereunder, with respect to any part of the Registration Statement, including the opinion as an exhibit or otherwise.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon only by you and by persons entitled to rely upon it in accordance with the applicable provisions of the Act.

This opinion is expressed as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including legislative and other changes in the laws or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether they affect the opinion expressed in this letter.

Respectfully submitted,

/s/ DLA Piper LLP (US)